EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                                                        Contact: Lynda L. Glass
                                                                 (717)338-2257

                                ACNB CORPORATION
                              REPORTS 2003 EARNINGS

GETTYSBURG, Pa., February 10---ACNB Corporation reported net income of $10,768,000 for year-end 2003, an increase of 21% in comparison to $8,904,000 at year-end 2002. During 2003, there was nonrecurring income of $2,141,000 from life insurance proceeds. Net income on a per share basis amounted to $1.98 and $1.64 for 2003 and 2002, respectively.

     Dividends paid to shareholders for 2003 totaled $4,838,000, or $.89 per share. In 2002, $1.08 per share was paid to shareholders in the form of dividends for the year---including a Special Dividend of $.20 per share paid on January 15, 2002.

     Total assets of ACNB Corporation on December 31, 2003, were $873 million---an increase of 19% from $735 million at December 31, 2002. Deposits increased by 10% over a year ago to $639 million. Total loans rose by 11% to $415 million, as compared to December 31, 2002. A 3% increase in equity capital resulted in an aggregate of $72.5 million on December 31, 2003.

      ACNB Corporation is the financial holding company for Adams County National Bank, Gettysburg, PA. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of fifteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three banking offices in the Newville, Cumberland County, PA, area.

ACNB #2004-02
February 10, 2004